Exhibit 1

130 Adelaide Street West Suite 2116 Toronto, Ontario
Canada M5H 3P5

News Release — April 28, 2010	TSX: PDL, PDL.WT.A, PDL.WT.B
10-15-NAP	NYSE Amex: PAL

North American Palladium Completes $100 Million Financing

Toronto, Ontario — North American Palladium Ltd. (“NAP” or the “Company”) has completed its previously announced cross-border bought deal public offering of 20,000,000 units at a price of C$5.00 per unit, for total gross proceeds of C$100,000,000 (the “Offering”).

Cormark Securities Inc. and Haywood Securities Inc. co-led the underwriting syndicate, which included Thomas Weisel Partners Canada Inc., Octagon Capital Corporation, Dundee Securities Corporation, GMP Securities L.P., Knight Capital Markets LLC and Macquarie Capital Markets Canada Ltd.

Each unit consists of one common share and one-half of one common share purchase warrant. The warrants are listed on the TSX under the symbol PDL.WT.B. Each whole warrant shall entitle the holder to acquire an additional common share at a price of C$6.50 prior to 5:00 p.m. (Toronto time) on October 28, 2011. In the event that the 20-day volume weighted average price of the common shares on the TSX is greater than C$7.50 at any time after the closing of the Offering, the Company may accelerate the expiry date of the warrants by giving notice to the holders thereof and in such case the warrants will expire on the 30th day after the date on which such notice is given by the Company.

Proceeds from the Offering are primarily intended for development of the Offset Zone at the Lac des Iles palladium mine, but may also be used to fund other capital expenditures, for exploration and development expenditures at its properties (including the Lac des Iles mine and the Sleeping Giant gold mine), to fund working capital requirements and for general corporate purposes, which may potentially include future acquisitions.

About North American Palladium

NAP is a Canadian precious metals company focused on the production of palladium and gold in mining-friendly jurisdictions. Lac des Iles, the Company’s flagship mine, is one of North America’s two primary palladium producers. Located approximately 85 kilometres northwest of Thunder Bay, Ontario, Lac des Iles has produced palladium since 1993. NAP also owns and operates the Sleeping Giant gold mine located in the prolific Abitibi region of Quebec. The Company has extensive landholdings adjacent to both the Lac des Iles and Sleeping Giant mines, and is pursuing an aggressive exploration program aimed at increasing its reserves and resources in those areas. NAP trades on the TSX under the symbol PDL and on the NYSE Amex under the symbol PAL.  The Company’s common shares are included in the S&P/TSX Global Mining Index.

For further information please contact:

Camilla Bartosiewicz

Manager, Investor Relations and Corporate Communications

Telephone: 416-360-7971 Ext. 226

Email: camilla@nap.com

Cautionary Statement on Forward Looking Information

Certain information included in this press release, including any information as to our future exploration, financial or operating performance and other statements that express management’s expectations or estimates of future performance, constitute ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. The words ‘expect’, ‘believe’, ‘will’, ‘intend’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, including the possibility that the restart of the Lac des Iles and Sleeping Giant mines may not proceed as planned, that other properties can be successfully developed, and that metal prices, foreign exchange assumptions and operating costs may differ from management’s expectations. The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of North American Palladium to be materially different from the Company’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and that the forward-looking statements are not guarantees of future performance. These statements are also based on certain factors and assumptions. For more details on these estimates, risks, assumptions and factors, see the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.